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                                                                          (d)(8)

             FIRST AMENDMENT TO FEE WAIVER AND EXPENSE REIMBURSEMENT
                                   AGREEMENT

         THIS FIRST AMENDMENT, made as of this 29th day of April, 2008, between State Street Institutional Investment Trust (the "Trust") on behalf of its State Street Institutional Liquid Reserves Fund series (the "Fund"), and SSgA Funds Management, Inc. ("SSgA FM").

         WHEREAS, the Fund and SSgA FM have previously entered into a Fee Waiver and Expense Reimbursement Agreement dated April 1, 2007 and now wish to amend it by extending the date of the fee waiver period;

         WHEREAS, the Fund currently invests all of its investable assets in the State Street Money Market Portfolio, a series of State Street Master Funds (the "Master Portfolio");

         WHEREAS, the parties have entered into an Investment Advisory Agreement with respect to the Fund ("Advisory Agreement"); and

         WHEREAS, no investment advisory fee is payable to SSgA FM under the Advisory Agreement at any time the Fund is invested in a master-feeder structure; and

         WHEREAS, SSgA FM desires to reduce the investment advisory fee charged to the Fund described in the Advisory Agreement (in the event the Fund no longer invests in a master-feeder structure and Fund assets are directly managed by SSgA FM) and/or reimburse certain operating expenses for the Fund to keep expenses at specified levels as set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust and SSgA FM agree as follows:

         1. For the period through April 30, 2009, SSgA FM agrees to waive fees payable to SSgA FM pursuant to the Advisory Agreement (in the event the Fund no longer invests in a master-feeder structure and Fund assets are directly managed by SSgA FM) and/or reimburse operating expenses for the Fund in an amount sufficient to keep the total annual operating expenses (exclusive of interest, taxes, extraordinary expenses and the pass-thru expenses from the Master Portfolio) for the Fund at 0.05%.

         2. SSgA FM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statement on Form N-1A (including any amendments or supplements thereto) and in accruing the expenses of the Fund for purposes of calculating net asset value and otherwise, and expressly permits the Fund to do so.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.




STATE STREET INSTITUTIONAL INVESTMENT TRUST    SSGA FUNDS MANAGEMENT, INC.


By:  /s/ Gary L. French                        By:   /s/ James E. Ross
   ---------------------------------------        ------------------------
     Name:  Gary L. French                          Name:  James E. Ross
     Title: Treasurer                               Title: President